INVOICE PURCHASE AND SALE AGREEMENT

THIS INVOICE PURCHASE AND SALE AGREEMENT (“Agreement”) is made on this 8th day of November 2023 between Biodroga Nutraceuticals Inc., a Canadian Corporation ("Seller"), and Alterna Capital Solutions LLC, a Florida limited liability company ("Purchaser").

1.    Definitions and Index to Deﬁnitions. The following terms shall have the following meanings. All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Uniform Commercial Code (the "UCC") as adopted in the Chosen State:

1.1.“    Account” – the right to payment of a monetary obligation, whether or not earned by performance, for property that has been or is to be sold, licensed, assigned, or otherwise disposed of or for services rendered or to be rendered.

1.2.“    Account Debtor” - any person who is obligated to Seller on an Account, Chattel Paper, or General Intangible.

1.3.    "Advance Rate" –90%, provided Dilution is, and remains, less than 5% and which percent may be revised at any time by Purchaser in Purchaser's sole and reasonable discretion. In the event dilution is above 5%, the Advance Rate will be presumptively reduced by the percentage by which dilution exceeds 5%, unless otherwise noticed by Purchaser.

1.4.“    Aﬃliate” - With respect to any person that is a corporation, each other person that owns or controls directly or indirectly the person, any person that controls or is controlled by or is under common control with the person, and each of that person’s senior executive oﬃcers, directors, and partners and, for any person that is a limited liability company, that person’s managers and members.

1.5.    "Avoidance Claim" - Any claim that a payment received by Purchaser is a preference or otherwise avoidable under the United States Bankruptcy Code or any other debtor-relief statute.

1.6.    "Balance Subject to Funds Usage Daily Rate" - The unpaid Face Amount due on all Purchased Accounts minus the Reserve Account.

1.7.	“Business Day” – A day on which a bank is open for business in the Chosen State.

1.8.	"Chosen State" - Florida.

1.9.	"Clearance Days"-Three (3) Business Days.

1.10.	"Closed" - An Account for which Purchaser has received full payment.

1.11.	"Collateral" - All now owned and hereafter acquired: Accounts including accounts receivable; Chattel Paper; Inventory; Documents; Deposit Accounts; Letter of Credit Rights; and Supporting Obligations.

1.12.“    Collateral Monitoring Fee” -0.15% per month assessed on the average, eligible AR balance which shall be charged and paid on the last day of each month.

1.13.“    Complete Termination” - Complete Termination occurs upon satisfaction of the following conditions: (i) payment in full of all Obligations of Seller to Purchaser; (ii) if Purchaser has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Seller, acknowledgement from any beneficiaries thereof that Purchaser or any other issuer has no outstanding direct or contingent liability therein; and (iii) Seller and all guarantors of the Obligations have executed and delivered to Purchaser a general release in a form reasonably acceptable to Purchaser.

1.14.    "Dilution” – as of any date of determination, the quotient (expressed as a percentage) of (i) the aggregate amount of gross charge backs to the Reserve Account in respect of Purchased Accounts, divided by (ii) the sum of (x) the aggregate amount of cash collections related to all Purchased Accounts plus the amount of such charge backs. For purposes of this definition, “charge back” refers to the amount of any Purchased Account cleared from the aging without having received cash from the Obligor.

1.15.	“Dispute” – See Section 2.

1.16.“    Daily Fee” – the fee Seller shall pay to Purchaser on a daily basis on the unpaid Face Amount of a Purchased Account for each day that the Purchased Account has not been Closed, which shall be calculated as the Daily Fee Percentage multiplied by the unpaid Face Amount of Purchased Account. The Daily Fee shall begin to accrue on the Purchase Date. The initial Daily Fee Percentage shall be 0.00% and the Daily Fee Percentage shall increase or decrease on the same date as any change in the Prime Rate, by the Prime Rate Adjustment. A minimum monthly Daily Fee in the amount of $0.00 shall be charged based on average volume purchases of $0.00.

1.17.	“Daily Fee Percentage” – 0.00%.

1.18.“    Default Rate” shall mean .067% daily, charged on the net funds employed or the maximum rate allowed by law.

1.19.	"Early Termination Fee" - See Section 23.1.

1.20.    "Eligible Account" - An Account that is acceptable for purchase by Purchaser, as determined by Purchaser in its sole discretion.

1.21.	"Events of Default" - See Section 21 herein.

1.22.“    Exposed Payments” - With respect to an Account which Seller has repurchased or could be required to repurchase hereunder, payments received by Purchaser from or for the Account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor’s deposit account within ninety (90) days of the commencement of said bankruptcy case.

1.23.	“Face Amount” - The Face Amount due on an Account on the Purchase Date.

1.24.“    Facility Fee” –1.0% of the Maximum Amount, which the Seller shall pay at closing and on any incremental increases to the Maximum Amount. Seller shall pay the Facility Fee on the first day of each Renewal Term.

1.25.    "Funds Usage Daily Fee" – The fee the Seller shall pay to Purchaser on a daily basis on the Balance Subject to Funds Usage Daily Rate, which shall be calculated as the Funds Usage Daily Percentage multiplied by the Balance Subject to Funds Usage Daily Rate.

1.26.“    Funds Usage Daily Percentage” – The Prime Rate plus 1% divided by 360 but at no time less than 0.0264%. The Funds Usage Daily Percentage shall increase or decrease on the same date as any change in the Prime Rate, by the Prime Rate Adjustment.

1.27.    "Ineligible Account" - An Account other than an Eligible Account as determined by Purchaser in its sole discretion.

1.28.“    Insolvent” – With respect to any Account Debtor and any Account, (a) Seller has established to Purchaser’s satisfaction that such Account Debtor has failed to pay any amounts due in respect of such Account solely as a result of (i) the sum of such Account Debtor’s debts being greater than the sum of its assets or (ii) a general inability of Account Debtor to pay its debts as they become due; (b) a voluntary or involuntary petition has been filed to declare such Account Debtor bankrupt or to allow reorganization or refinancing under a plan to meet the debts of such Account Debtor under any applicable bankruptcy law or (c) Purchaser has otherwise determined that such Account Debtor is insolvent.

1.29.	“Insolvency Default” – As defined in Section 9.

1.30.    "Invoice" - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.31.“    Maximum Amount" –Up to $3,000,000 of net funds employed at any given time. At Purchaser’s sole discretion, the Maximum Amount may be increased to an amount of up to $8,000,000 in increments of $1,000,000. Any increase in the Maximum Amount above the initial $3,000,000 shall be subject to approval by Purchaser and subject to an additional Facility Fee of 1% on the amount of the increase.

1.32.    "Misdirected Payment Fee" – The fee the Seller shall pay to the Purchaser for each payment on account of a Purchased Account which has been received by Seller or by a third party (“Misdirected Payment”) and not paid to Purchaser within ﬁve (5) Business Days following the later of

(a) the date of receipt of the Misdirected Payment by Seller or a third party or (b) the date of Seller's knowledge of receipt of the Misdirected Payment by such third party. The amount of the Misdirected Payment Fee shall be 15% of the amount of the Misdirected Payment.

1.33.“    Missing Notation Fee” – The fee the Seller shall pay to the Purchaser on the Purchase Date of an Invoice if the Invoice is missing a notice of assignment legend as required by Section 4 herein. The amount of the Missing Notation Fee shall be 15% of the Face Amount of the Invoice on the Purchase Date.

1.34.“    Obligations” - All present and future Obligations and liabilities owing by Seller to Purchaser, whether direct or indirect, absolute or contingent, including Obligations and liabilities that are likely to become owing by Seller to Purchaser, including without limitation fees, and costs, whether arising hereunder or otherwise, and whether arising before, during or after the commencement of any case ﬁled under title 11 of the United States Bankruptcy Code or any other debtor relief proceeding in which Seller is a Debtor.

1.35.	"Parties" - Seller and Purchaser.

1.36.    "Payor" - An Account Debtor, other obligor, or entity obligated on an Account, making payment on behalf of such party.

1.37.    "Prime Rate" - The Prime Rate published in the "Money Rates" table in The Wall Street Journal. If two or more Prime Rates are published in the "Money Rates" table for the same date, the highest of such rates shall be the Prime Rate. If the date upon which a change in the interest rate is to occur is a date upon which The Wall Street Journal is not published, or the Prime Rate is not available in the Money Rates table of The Wall Street Journal the Prime Rate shall be determined from the immediately preceding edition of The Wall Street Journal in which the Money Rates table and Prime Rate is available. If The Wall Street Journal ceases to be published or ceases to publish the Prime Rate in the Money Rates table, the Purchaser will choose a new index that is reasonably determined by Purchaser to be based upon comparable information.

1.38.    Prime Rate Adjustment" – 0.0007% for every 0.25% change in the Prime Rate when compared to the existing Prime Rate.

1.39.“    Purchase Date” - The date on which Purchaser has advised Seller in writing that it has agreed to purchase an Account.

1.40.	"Purchase Price" - The Face Amount of a Purchased Account on the Purchase Date.

1.41.	"Purchased Account" - An Account purchased by Purchaser which is not Closed.

1.42.	“Purchased Eligible Account” – An Eligible Account purchased by Purchaser which is not Closed.

1.43.	“Renewal Term” – See Section 23.

1.44. "Required Reserve Amount" – The Reserve Percentage multiplied by the unpaid balance of all Purchased Accounts, plus all amounts due on Ineligible Accounts, plus all accrued fees and expenses.

1.45.    "Reserve Account" - A bookkeeping account on the books of the Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to Seller, maintained by Purchaser to secure Seller's performance with the provisions hereof.

1.46.	“Reserve Percentage” - 100% minus the Advance Rate.

1.47.    "Reserve Shortfall" - The amount by which the Reserve Account is less than the Required Reserve Amount.

1.48.	"Term” - See Section 23.

1.49.	“Termination Date" - The earlier of (i) the date on which Purchaser terminates this Agreement pursuant to the terms hereof, or (ii) the end of the Term or the last Renewal Term which was not extended under Section 23.

2.    Assignment and Sale. Seller hereby sells and shall continue to sell to Purchaser as absolute owner, and Purchaser hereby purchases and shall continue to purchase from Seller, without recourse (except as otherwise provided in this paragraph) Seller's Accounts as Purchaser determines in its sole discretion. Each Account shall be accompanied by such documentation supporting and evidencing the Account as Purchaser may request. Purchaser shall pay the Purchase Price of any Purchased Account, less (i) the Reserve Percentage multiplied by the Purchase Price and (ii) any amounts due to Purchaser from Seller, within two (2) Business Days of the Purchase Date. Seller represents that all Purchased Accounts are true, correct, and collectible and are sold to Purchaser free and clear of any claims. Purchaser may, but need not, purchase from Seller such Accounts as Purchaser determines to be Eligible Accounts. With respect to Purchased Accounts, Purchaser agrees to assume the risk of any loss, to the extent such Purchased Account exceeds Seller’s Reserve Accounts, arising solely from the inability of any Account Debtor and/or Payor to pay any invoice relating to such Account at maturity or when such amount otherwise becomes due (“Credit Risk”), provided that such Account Debtor and/or Payor has received and accepted the related goods or services without any dispute, deduction, setoﬀ, defense, claim or counterclaim of any kind by such Account Debtor and/or Payor against Seller relating to such goods or services (a “Dispute”).

3.	Reserve Account.

3.1.	Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

3.2.	Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

3.3.	So long as there is no existing Event of Default, Purchaser shall pay to Seller upon Seller's request, any amount by which the Reserve Account exceeds the Required Reserve Amount.

3.4.	Purchaser may charge the Reserve Account with any Obligation.

3.5.	Except as provided in Section 3.3, Purchaser may retain the Reserve Account until Complete Termination.

4.    Notice of Assignment and Lock Box. Purchaser is hereby authorized to notify any Account Debtor obligated with respect to any Account that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser. All Invoices for Accounts sent by Seller to Account Debtors shall contain on the face of the Invoice the following statement: "This account is assigned and payable only to Alterna Capital Solutions LLC (“ACS”). All payments shall be sent to ACS at: P.O. Box 936601, Atlanta, GA 31193-6601."

5.    Exposed Payments. Upon termination of this Agreement Seller shall pay to Purchaser (or Purchaser may retain), to hold in a non-segregated, non-interest-bearing account the amount of all Exposed Payments (the “Preference Reserve”). Purchaser may charge the preference reserve with the amount of any Exposed Payments that Purchaser pays to the bankruptcy estate of the Payor that made the Exposed Payment, because of a claim asserted under Section 547 of the Bankruptcy Code. Purchaser shall refund to Seller from time to time that balance of the preference reserve for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.

6.    Authorization for Purchases. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile, or other instructions received from anyone purporting to be an oﬃcer, employee, or representative of Seller.

7.    Fees. Seller shall pay to Purchaser throughout the Term and any Renewal Term of this Agreement, all applicable fees, which may include but are not limited to: the Collateral Monitoring Fee, Facility Fee, the Funds Usage Daily Fee, the Daily Fee, the Misdirected Payment Fee, Missing Notation Fee, and Early Termination Fee on the date(s) that each fee is due and payable as set forth in Sections 1.12, 1.16, 1.19, 1.24, 1.25, and 1.33 herein, and shall be charged by the Purchaser to the Reserve Account. All computations of fees shall be made by Purchaser on the basis of a three hundred and sixty (360) day year, for the actual number of days elapsed. The actual number of days excludes the day on which the funds are advanced and includes the day on which the fee is paid. Each determination by Purchaser of a fee hereunder shall be conclusive and binding for all purposes.

8.    Other Charges and Expenses. Seller shall reimburse Purchaser for all costs and expenses incurred in connection with this Agreement, including but not limited to the following: $20.00 per wire, the actual UCC filing fees and other search costs, the actual field examination fees directly incurred by Purchaser in the administration of this Agreement, and all attorney’s fees and costs actually incurred by Purchaser in connection with this Agreement (collectively, “Reimbursable Expenses.”). Reimbursable Expenses are due at the time of payment of the applicable fees or expenses by Purchaser and may be charged to the Reserve Account at Purchaser’s sole discretion.

9.    Repurchase of Accounts. Seller shall within five (5) Business Days of demand by Purchaser repurchase any Purchased Account that Purchaser determines at any time is uncollectible for any reason or is otherwise no longer an Eligible Account; provided, however, that Purchaser hereby foregoes and waives in advance any right hereunder to require such repurchase by Seller where the sole reason the Account Debtor has failed to pay any amounts due in respect of such Purchased Account is due to such Account Debtor being Insolvent (such nonpayment, an “Insolvency Default”) or due to the Credit Risk of such Account Debtor and/or any other Payor, provided that such Account Debtor and/or Payor has received and accepted the related goods or services without any Dispute. For the avoidance of doubt, Purchaser hereby assumes and, upon Purchaser’s purchase of any Purchased Account, Purchaser shall, to the extent such Purchased Account exceeds Seller’s Reserve Accounts, bear the risk of any and all losses, costs, expenses or claims arising from any Insolvency Default by or Credit Risk of an Account Debtor that is not an Affiliate of Seller. In the event Seller is required to repurchase a Purchased Account hereunder, Seller shall pay to Purchaser on demand the then unpaid amount due on the Purchased Account, together with any accrued but unpaid fees relating to the Purchased Account. Purchaser shall retain its security interest in any Purchased Account repurchased by Seller. Notwithstanding anything to the contrary herein, upon the occurrence of any Dispute or any failure by any Account Debtor and/or Payor to make a payment in connection with any Purchased Account that is not directly related to Credit Risk, Seller shall repurchase such Purchased Account immediately upon Purchaser’s request for the full amount of the original Purchase Price, less any amounts already collected by Purchaser from the applicable Account Debtor and/or Payor(s). In furtherance of the foregoing, Seller hereby acknowledges and agrees that Purchaser may set oﬀ any amounts owing to Seller from Purchaser in connection with Seller’s repurchase obligations hereunder.

10.    Security Interest. To secure payment and performance of all present and future Obligations of Seller to Purchaser, Seller grants to Purchaser a continuing first priority security interest in and to the Collateral. Seller shall execute and deliver to Purchaser such documents and instruments, including without limitation, UCC-1 financing statements, as Purchaser may request from time to time in order to evidence and perfect its security interest in the Collateral. Seller authorizes Purchaser to file a UCC-1 financing statement, including without limitation, original financing statements, amendments, and continuation statements, in all jurisdictions and offices Purchaser deems appropriate which names Seller as the debtor and describes the Collateral. Notwithstanding the creation of this security interest, it is the intent of the Parties that the relationship of the Parties in respect to all Purchased Accounts shall at all times be that of purchaser and seller, and not that of lender and borrower, Purchaser is and shall not be a ﬁduciary of the Seller, although Seller may be a ﬁduciary of the Purchaser.

11.    Clearance Days. Clearance Days shall be added to the date on which Purchaser receives any payment before such payment is credited to reduce outstanding amounts due hereunder.

12.    Authorization to Purchaser. Seller will attempt to work with the Purchaser to develop a reasonable plan to implement, at Seller's sole expense, the powers identified in this Section 12. Notwithstanding the foregoing, Purchaser shall have sole discretion to exercise at any time any of the following powers until all of the Obligations have been fully satisﬁed and discharged: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, proceeds of any Collateral; (b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon all Collateral; (c) file any claim under (i) any bond or

(ii) under any trust fund with respect to any of the foregoing issued for the benefit of Seller individually or as a member of a class or group; (d) with respect to any credit insurance policy in which Seller is an insured, in the name of Seller and/or Purchaser: (i) file a claim thereunder; and (ii) as required under the policy, assign to the insurer any rights that Seller and/or Purchaser may have in Seller’s Accounts; (e) pay any sums necessary to discharge any lien, claim, or encumbrance which is senior to Purchaser's security interest in any assets of Seller, which sums shall be included as Obligations of and in connection with such sums the Default Rate shall accrue and shall be immediately due and payable on the Balance Subject to Funds Usage Daily Rate; (f) file in the name of Seller or Purchaser or both (i) mechanics lien or related notices, or (ii) claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty; (g) notify any Account Debtor and/or Payor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser; (h) communicate directly with Seller's Account Debtors and/or Payors to verify the amount and validity of any Account created by Seller; (i) endorse and deposit on behalf of Seller any checks tendered by an Account Debtor "in full payment" of its obligation to Seller (and Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller's claims, under §3-311 of the Uniform Commercial Code, or otherwise); and (j) in Purchaser’s name or on behalf of Seller, with Seller to be bound thereby, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions (collectively, a “Settlement”), all Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such Account Debtor), without affecting any of the Obligations. All settlements are presumed to be commercially reasonable, with the burden of proof on Seller with respect thereto.

13.	ACH Authorization. In order to satisfy any of the Obligations or to recover any overpayment made by

Purchaser to Seller, Purchaser is authorized and may process electronic debit or credit entries through the ACH system to any deposit account of Seller.

14.	Agreements by Seller.

14.1.    After written notice by Purchaser to Seller, and automatically, without notice following an Event of Default, Seller shall not (a) grant any extension of time for payment of any of its Accounts,

(b) compromise or settle any of its Accounts for less than the full amount, (c) release in whole or in part any Payor, or (d) grant credits, discounts, allowances, deductions, or return authorizations for any Accounts.

14.2.    Seller shall keep at its principal place of business for a period of five years all books of account and business records customary for the industry, which books and records are subject to inspection by Purchaser and its agents and representatives during normal business hours. Purchaser or its designee shall have immediate access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, and Seller shall permit Purchaser or its designee to make copies of such books and records as Purchaser may request.

14.3.    Seller shall give Purchaser thirty (30) Business Days' prior written notice of any proposed change to its present name, the address of its headquarters or where its books and records are located, any proposed purchase of a majority interest in its equity ownership or proposed purchase of all or substantially all of its assets, any management, and any proposed change to its jurisdiction of organization or type of legal organization.

14.4.    Seller shall pay when due all of its payroll and other taxes and shall provide proof of payment to Purchaser.

14.5.    Seller shall not create, incur, or permit the existence of any lien upon any Collateral without prior consent of Purchaser, which consent will not be unreasonably withheld so long as the subordinate secured party and Purchaser enter into a consent agreement acceptable to Purchaser. As of the date of this Agreement, Purchaser consents to the existence of the UCC liens identified on Schedule A attached hereto, which are in existence as of the date of this Agreement, subject to the terms and conditions set forth in Schedule A.

14.6.    Seller shall provide Purchaser, within two (2) Business Days of receipt by Seller, copies of any business or legal notices, summonses, complaints, or other proceedings received by Seller.

14.7.    Seller shall pay to Purchaser on the next banking day following the date of receipt by Seller the amount of (a) any payment on account of a Purchased Account; and (b) after the occurrence of an Event of Default, any payment on account of any Account. Seller shall hold the funds described herein in trust for Purchaser and such funds shall not be commingled with any funds of Seller.

14.8.    Seller shall provide to Purchaser, within thirty (30) days of the end of each calendar month the following information: (a) a detailed aging of accounts receivable as of the last day of each month, (b) a detailed aging of accounts payable as of the last day of each month, (c) a detailed bank statement as of the last day of each month, and (d) internally prepared financial statements including a profit and loss statement and balance sheet.

14.9.    Seller shall provide to Purchaser, within thirty (30) days of filing thereof, copies of the Seller’s quarterly Federal withholding (Form 941) filings together with copies of tax deposit receipts or other proof of deposits pertaining thereto.

14.10.    Seller shall provide to Purchaser, annually within 120 days after the close of Seller’s fiscal year, financial statements, including a profit and loss statement and balance sheet.

14.11.    In the event that Purchaser sends a notice of assignment to a Payor obligated with respect to any Account pursuant to Section 12(g), (a) Seller shall not direct such Payor to pay such Account to Seller or any other entity or individual, or undermine or interfere with such notice of assignment in any manner; and (b) Seller agrees that a violation of this Section 14.11 will put the value of the Collateral at risk and will cause irreparable harm to Purchaser and Purchaser shall be entitled to injunctive relief to prevent such violation without the necessity of proving that actual damages are not an adequate remedy. Purchaser will be entitled to any proceeds of Accounts received by Seller from such violation.

15.    Account Statement. Purchaser may make available to Seller a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Seller as an account statement, except to the extent that Purchaser receives, within thirty (30) days after the availability of such statement, written notice from Seller of any speciﬁc exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

16.    Account Disputes. Seller shall notify Purchaser of all Disputes concerning any Purchased Account, and at Purchaser's request Seller shall settle all Disputes concerning any Purchased Account, at Seller's sole cost and expense. Seller shall not, without Purchaser's prior consent, compromise or adjust a Purchased Account or grant any additional discounts, allowances, or credits on a Purchased Account. Purchaser may attempt to settle, compromise, or litigate any Dispute upon such terms, as Purchaser deems advisable.

17.    Overadvance. If at any time and for any reason the total aggregate amount of outstanding Balance Subject to Funds Usage Daily Rate exceeds the eligible Purchased Accounts (any such excess being an “Overadvance”), without limiting the Purchaser’s right to declare an Event of Default, Seller will upon demand by Purchaser immediately pay to Purchaser in cash the amount of any such Overadvance, unless the Overadvance is preapproved, at which point the terms of the Overadvance Rider to the Invoice Purchase and Sale Agreement dated November 3, 2023 shall control. Without affecting Seller’s obligation to immediately repay to Purchaser the amount of each Overadvance, Seller shall pay Purchaser a fee (the “Overadvance Fee”) in an amount of $500.00 per each occurrence of an Overadvance. Without limiting the foregoing, all Overadvances shall be deemed Obligations and shall be secured by the Collateral and guaranteed under all guaranties executed in connection with the Agreement.

18.	Representation and Warranties. Seller represents and warrants that (a) Seller is fully authorized to enter into this Agreement; (b) this Agreement constitutes a legal and valid obligation that is binding upon Seller and that is enforceable against it; (c) Seller is solvent and in good standing in the state of its organization; (d) there are no pending actions, suits, or other legal proceedings of any kind (whether civil or criminal) now pending (or, to its knowledge, threatened) against Seller, the adverse result of which would in any material respect affect its property or financial condition, or threaten its continued operations; (e) Seller has not conducted business under or used any other name, whether legal or fictitious; (f) the Purchased Accounts are and will (i) remain bona fide existing Obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of its business, (ii) are unconditionally owed and will be paid to Purchaser without any Dispute, (iii) not sales to any Affiliates of Seller, and (iv) “arm’s length” transactions; (g) Seller has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts; (h) None of the Seller, any of its subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Seller or any of its subsidiaries is a person that is, or is owned or controlled by persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, "Sanctions"), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria (i) None of the Seller or any of its subsidiaries, nor to the knowledge of the Seller, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Seller or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the "UK Bribery Act") and the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA"). Furthermore, the Seller and, to the knowledge of the Seller, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

19.    Indemnification. Seller agrees to indemnify Purchaser and hold it harmless against any and all manner of suits, claims, liabilities, demands, d a m a g e s , expenses, attorneys’ fees, and collection costs resulting from or arising out of this Agreement, whether directly or indirectly (“Indemnified Loss”) and shall pay to Purchaser on demand the amount of such Indemnified Loss. Without limiting the generality of the foregoing, the Seller’s indemnification shall include but not b e limited to, any loss arising out of the Purchaser’s exercise of its rights pursuant to Section 12 herein and any assertion of any Avoidance Claim. With respect to an Avoidance Claim, Seller shall notify Purchaser within two (2) Business Days of Seller's becoming aware of the assertion of an Avoidance Claim. This provision shall survive termination of this Agreement.

20.    Disclaimer of Liability. Purchaser will not be liable to Seller for any lost profits, lost savings or other consequential, incidental, punitive, or special damages resulting from or arising out of or in connection with this Agreement.

21.	Default and Events of Default. The following events will constitute an Event of Default hereunder:

(a) Seller defaults in the payment of any Obligations and does not cure the default within three (3) Business Days of the default; (b) Seller fails to perform any covenant or agreement, provision or other undertaking under this Agreement; (c) any representation or warranty of the Seller contained in this Agreement proves to be false in any way; (d) Seller or any guarantor of the Obligations becomes subject to any debtor-relief proceedings; (e) any guarantor fails to perform or observe any of the guarantor's Obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty, or any guaranty shall cease to be in full force and effect for any reason whatever; (f) any lien, garnishment, attachment or the like shall be issued against or shall attach to the Purchased Accounts, the Collateral or any portion thereof and the same is not released within five (5) days; and (g) Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of any Obligations.

PURCHASER'S FAILURE TO CHARGE OR ACCRUE FEES AT ANY "DEFAULT" OR "PAST DUE" RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM FOR SUCH FEES.

Purchaser shall give Seller written notice of any Event of Default, provided, that the failure of Purchaser to give any such notice shall not be deemed a waiver of such Event of Default or Purchaser’s rights upon the occurrence of such Event of Default. Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice.

20.1 At option of Purchaser, (i) from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, and/or (ii) if the Obligations are not paid in full by the Termination Date, the Obligations shall bear interest at the Default Rate.

22.    Amendment and Waiver. This Agreement may only be modified in writing signed by all Parties. No failure or delay in exercising any right shall impair any right that Purchaser has, nor shall any waiver by Purchaser be deemed a waiver of any default or breach occurring subsequently. Purchaser's rights and remedies are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

23.    Term and Termination Date. This Agreement shall be effective when executed by all of the Parties, shall continue in full force and eﬀect for 12 months thereafter (the "Term"), and shall be further extended automatically annually (the "Renewal Term"), unless Seller provides written notice of its intention to terminate at least sixty (60) days prior to the end of the respective Term or Renewal Term. Notwithstanding the preceding sentence, such termination shall not occur, and the Agreement shall continue as if no notice was given unless, on the Termination Date, Seller has fully repaid Purchaser all Obligations.

23.1.    If Seller provides notice of its intent to terminate under Section 23 herein, then in addition to any other fees or amounts due under this Agreement, Seller agrees that it will pay Purchaser an Early Termination Fee equal to 1% of the Maximum Amount if this Agreement is terminated during the ﬁrst 12 months of this Agreement and 0.5% of the Maximum Amount if this Agreement is terminated thereafter (“Early Termination Fee”). The Early Termination Fee will be waived should the Seller obtain traditional financing with a FDIC or CDIC bank, the Company is sold, there is an equity raise or like financing is obtained provided the financing is not substantially similar to the financing provided by Purchaser.

23.2.    Purchaser may terminate this Agreement at any time by giving Seller sixty (60) days' prior written notice of termination, whereupon this Agreement shall terminate on the earlier date of sixty (60) days thereafter or the end of the then current Term or Renewal Term, upon which Termination Date Seller shall fully repay to Purchaser all Obligations.

24.    No Lien Termination without Release. In recognition of the Purchaser's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser's liens on the Collateral unless and until Complete Termination has occurred. Seller understands that this provision constitutes a waiver of its rights under

§9-513 of the UCC.

25.    Conflict. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

26.    Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be aﬀected or impaired thereby.

27.    Expenses. In addition to those expenses set forth in Section 8 herein, Seller agrees to reimburse Purchaser the actual amount of all costs and expenses, including reasonable attorneys' fees and expenses, which Purchaser may incur (a) protecting, preserving or enforcing any lien, security or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims or the defense of Purchaser's lien priority; (b) for travel and attorneys' fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Seller; and (c) for the actual amount of all costs and expenses, including reasonable attorneys' fees, which Purchaser may incur in enforcing this Agreement, or in connection with any federal or state insolvency proceeding commenced by or against Seller or any Payor, including those (i) arising out of an automatic stay, (ii) seeking dismissal or conversion of a bankruptcy proceeding or (iii) opposing confirmation of Seller's plan thereunder. All expenses will be subtracted from the Reserve Account and are payable by Seller upon demand by Purchaser. This provision shall survive termination of this Agreement.

28.    Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings between the Parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance, or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

29.    Choice of Law. This Agreement shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

30.    Jury Trial Waiver. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND,

ACTION, OR CAUSE OF ACTION (a) ARISING HEREUNDER, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

31.    Venue; Jurisdiction. The Parties agree that any suit, action, or proceeding arising out of the subject matter or the interpretation, performance, or breach of this Agreement, shall, if Purchaser so elects, be instituted in the Courts of Orange County, Florida (each an "Acceptable Forum"). Each Party agrees that the Acceptable Forums are convenient to it, and each Party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered in connection with this Agreement and waives any and all objections to jurisdiction or venue that it may have under the laws of the Acceptable Forums or otherwise in those courts in any such suit, action, or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

32.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering such an executed counterpart of the signature page to this Agreement by such means to any other Party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other Party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

33.	Notice. All notices required to be given to any Party shall be deemed given upon the first to occur of

(i) transmittal sent by commercial overnight carrier, (ii) transmittal by electronic means to a receiver under the control of such Party; or (iii) actual receipt by such Party or an employee or agent of such Party. Notices shall be sent to the following addresses, or to such other addresses as each such Party may in writing hereafter indicate:

PURCHASER:         Alterna Capital Solutions LLC

2420 Lakemont Ave, Suite 350

Orlando, FL 32814

President, Eugene Stanley Carpenter scarpenter@alternacs.com

SELLER:         Biodroga Nutraceuticals Inc.

545 Promenade Du Centropolis, Suite 100

Laval, Québec H7T0A3 c.billequey@biodrogasolutions.com

34.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

35.    Assignment. Purchaser may assign its rights and delegate its duties hereunder. Upon such assignment, Seller shall be deemed to have attorned to the assignee, shall owe the same Obligations to such assignee and shall accept performance hereunder from the assignee as if such assignee were Purchaser.

36.    Confidentiality and Nondisclosure. The Parties agree that the terms of this Agreement, all business methods and trade secrets, and any and all other records and information clearly and specifically identified by the applicable Party as confidential will be held in strict confidence and treated as the confidential property of the other Party. A Party will not, except in the due performance of its duties or the enforcement of its rights under this Agreement, disclose any of the foregoing to any person, unless speciﬁcally authorized to do so in writing by the other Party or unless required by law, including but not limited to public reporting and disclosure obligations pursuant to the Securities Exchange Act of 1934, as amended. The provisions of this Section shall survive the termination of this Agreement.

37.	Time of the Essence. It is agreed that time is of the essence in all matters herein.

38.    Service of Process. Seller agrees that Purchaser may aﬀect service of process upon Seller by regular mail at the address set forth herein or at such other address as may be reﬂected in the records of Purchaser, or at the option of Purchaser by service upon Seller’s agent for the service of process.

39.    Headings. The title of this Agreement and the subject headings of the sections and subsections of this Agreement are included for the purposes of convenience and shall not aﬀect the construction of interpretation of any of its provisions.

40.    Construction. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys and shall be construed accordingly.

IN WITNESS WHEREOF the Parties hereto have affixed their hands and seals on the day and year first above written.

SELLER: Biodroga Nutraceuticals Inc.

By: /s/ Cedrick Billequey

Name: Cedrick Billequey

Title:         Chief Executive Officer

PURCHASER: Alterna Capital Solutions LLC

By: /s/ Eugene Stanley Carpenter

Name: Eugene Stanley Carpenter

By:         President

SCHEDULE A PERMITTED LIENS

Purchaser consents to the existence of the following PPSA liens, which are in existence as of the date of this Agreement:

None

Purchaser consents to the existing of the following PPSA liens, which are in existence as of the date of this Agreement, except that Seller shall obtain a subordination agreement in the form and content acceptable to Purchaser, signed by each of the secured parties identiﬁed below, in which each such secured party shall subordinate its debt to the debt of the Purchaser:

None

No other liens on the Collateral are permitted without prior consent of Purchaser.